UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 3, 2009

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) In a Form 8-K filed on February 12, 2009, Hansen Medical, Inc. (the “Company”) previously reported that the employment of the Company’s then-current President, Gary C. Restani, would terminate on March 1, 2009. On March 3, 2009, the Board of Directors of Hansen Medical, Inc. (“Hansen”) appointed Frederic H. Moll, M.D. to the position of President, effective immediately. Dr. Moll will also continue in his role as Chief Executive Officer of Hansen. No changes were made to Dr. Moll’s compensation in connection with his election as President.

Reference is made to Hansen’s Annual Report on Form 10-K filed on February 28, 2008 for Dr. Moll’s biographical information.

(e) On March 3, 2009, the Company’s Board of Directors (the “Board”) approved a voluntary salary reduction proposed by Dr. Moll, and the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved voluntary salary reductions proposed by Messrs. Van Dick and Younge. Dr. Moll and Mr. Van Dick each volunteered to reduce their annual base salaries by approximately 15% from $350,000 to $297,000 for Dr. Moll and from $247,538 to $210,407 for Mr. Van Dick. Mr. Younge volunteered to reduce his annual base salary to from $110,000 to $26 (Mr. Younge previously took a voluntary salary reduction from $210,000 to $110,000, effective October 1, 2008). The Board and the Committee also approved a cash bonus arrangement for each officer, equal to the amount of foregone salary, if the Company is acquired during 2009 and the officer remains employed by the Company at the time of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: March 9, 2009	/s/ STEVEN M. VAN DICK
Steven M. Van Dick Chief Financial Officer